UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/07/2009

MAINSTREET BANKSHARES INC
(Exact name of registrant as specified in its charter)

Commission File Number:  333-86993

VA	54-1956616
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

730 East Church Street, Suite 30, Martinsville, VA 24112
(Address of principal executive offices, including zip code)

276-632-8054
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition

MainStreet BankShares, Inc., ("MainStreet"), in Martinsville, Virginia announced its preliminary earnings (losses) today for the quarter and year-to-date periods ending December 31, 2008. MainStreet experienced a net loss of $561,180 for the fourth quarter or $.33 per basic share compared to net income of $760,005, or $.43 per basic share, for the same quarter in 2007. Net income year-to-date December 31, 2008 was $586,264, or $.34 per basic share, compared to $2.5 million, or $1.42 per basic share, year-to-date December 31, 2007. These results are preliminary, subject to MainStreet's management and independent auditors completing their customary review processes. Final earnings should be released on the normal schedule in early February 2009.

The effects of the recessionary environment throughout 2008 accelerated for our Company in the fourth quarter. Based on the continued deteriorating conditions, we expensed $1.3 million into the loan loss reserve during this period. This decision was based on an increase in our non-performing loans, continued softness in the local real estate market, and the current regulatory environment. Our loan loss reserve to loans net of unearned income as of December 31, 2009 was 1.8%. MainStreet remains well capitalized with year-end 2008 actual Tier I Capital at 9.39%.

Item 8.01.    Other Events

The Board of Directors of MainStreet BankShares, Inc. ("MainStreet") at a board meeting on January 7, 2009 voted to suspend the quarterly cash dividend.   It is the prudent and responsible action to take based on the fourth quarter results and the continued economic uncertainty. MainStreet is quoted on the Over the Counter Bulletin Board under the symbol MREE.

Item 9.01.    Financial Statements and Exhibits

(d) See index to exhibits.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAINSTREET BANKSHARES INC

Date: January 12, 2009	By:	/s/ LARRY A. HEATON
LARRY A. HEATON
PRESIDENT/CHIEF EXECUTIVE OFFICER

MAINSTREET BANKSHARES INC.

Date: January 12, 2009	By:	/s/ BRENDA H. SMITH
BRENDA H. SMITH
EXECUTIVE VICE PRESIDENT/CHIEF FINANCIAL OFFICER/CORPORATE SECRETARY

Exhibit Index

Exhibit No.	Description
EX-99.1	Annoucement of fourth quarter results and cash dividend suspension.